Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 for Manhattan Scientifics, Inc. (a development stage enterprise) and subsidiaries of our report dated April 13, 2004 on our audit of the consolidated statements of operations, stockholders' equity (capital deficiency) and cash flows of Manhattan Scientifics, Inc. and subsidiaries for the years ended December 31, 2003 and 2002 and for the period from July 31, 1992 (inception) through December 31, 2003 included in the Annual Report on Form 10-KSB for the year ended December 31, 2004. Our report included an explanatory paragraph indicating that the Company will continue as a going concern.



/s/ Eisner L.L.P.

New York, New York
June 6, 2005